April 16, 2008	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES

SECOND QUARTER EARNINGS

AND QUARTERLY DIVIDEND

PITTSBURGH, PA – April 16, 2008 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings for the three-month period ended March 31, 2008. Net income for the period was $1.17 million or $.38 per share (diluted), compared to $1.05 million or $.34 per share (diluted) in the prior year quarter. The Company’s annualized return on average assets was .64% and return on average equity was 9.81% compared to .57% and 9.19% respectively, for the same period in the prior year. For the six-month period ended March 31, 2008, net income was $2.03 million, or $.67 per share (diluted), compared to $1.88 million or $.62 per share (diluted) in the prior year period. Annualized return on assets was .56% and return on equity was 8.57% for the fiscal 2008 period, compared to .51% and 8.33%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses increased $518,000 or 14.4% to $4.12 million for the three-month period ended March 31, 2008, compared to $3.60 million in the prior year period. For the six months ended March 31, 2008, net interest income before provision for loan losses increased $869,000 or 12.3% to $7.92 million, compared to $7.05 million in the prior year period.

The provision for loan losses was $210,000 for the three-months ended March 31, 2008 compared to $150,000 in the prior year quarter. The provision for loan losses increased to $390,000 for the six-months ended March 31, 2008, compared to $325,000 in the prior year period. Non-performing loans and foreclosed real estate were 1.67% of total assets at March 31, 2008, and the allowance for loan losses was 26.5% of non-performing loans at that date.

Other income increased $62,000 or 7.4% to $897,000 for the quarter ended March 31, 2008 compared to $835,000 for the same period last year. For the six months ended March 31, 2008, other income was $1.48 million, a decrease of $225,000 or 13.2% over the prior year period. The increase for the current quarter primarily relates to an increase in loan service charges and fees of $42,000 and an increase in deposit service charges and fees of $42,000, partially offset by a decrease in other operating income of $36,000. The decrease for the six-month period ended March 31, 2008 primarily relates to the $322,000 impairment charge taken on a security in its investment portfolio, decreased gains on sales of investment and mortgage-backed securities of $87,000, and a decrease in other operating income of $35,000, partially offset by an increase in loan service charges and fees of $75,000, gains on the sale of loans of $26,000, and an increase in deposit service charges and fees of $118,000.

Operating expenses for the quarter ended March 31, 2008, increased $197,000 or 6.4% to $3.28 million compared to $3.09 million for the comparable prior year period. For the six-month period in this fiscal year, operating expenses increased $179,000 or 2.9% to $6.37 million, compared to $6.19 million in the prior year period. The operating expense increase for the three-month period ended March 31, 2008 is attributed to an increase in compensation and benefits expense of $128,000 and an increase in other operating expenses of $108,000. The operating expense increase for the six-month period ended March 31, 2008 is attributed to an increase in compensation and benefits expense of $42,000 and an increase in other operating expenses of $261,000, partially offset by a decrease in office occupancy and equipment of $56,000, a decrease in depreciation and amortization of $23,000 and a decrease in the loss on foreclosed real estate of $50,000.

Provision for income taxes increased to $354,000 for the three-months ended March 31, 2008, compared to $240,000 in the prior year quarter. For the six months ended March 31, 2008, the provision for income taxes increased to $607,000 compared to $444,000 for the same period last year.

During the second quarter of fiscal 2007, the Bank recorded an extraordinary gain of $89,000, net of taxes, representing additional insurance proceeds received from the destructive fire that devastated the Bank’s Carnegie Branch location in October 2005. The insurance claim has been settled and no additional proceeds are expected to be recovered.

Total assets were $739.0 million at March 31, 2008, an increase of $12.5 million or 1.7% compared to September 30, 2007, andan increase of $10.8 million or 1.5% compared to March 31, 2007. Net loans outstanding decreased $1.7 million or .37% to $457.3 million at March 31, 2008 as compared to September 30, 2007, andincreased$2.8 million or .61% as compared to March 31, 2007. Deposits decreased $10.9 million to $422.6 million at March 31, 2008 as compared to September 30, 2007, and decreased $1.1 million as compared to March 31, 2007. Short-term borrowings decreased $4.2 million to $19.5 million at March 31, 2008 as compared to September 30, 2007, anddecreased $11.2 million as compared to March 31, 2007. Long-term debt increased $24.9 million to $128.9 million at March 31, 2008 as compared to September 30, 2007, and increased $14.8 million as compared to March 31, 2007. Stockholders’ equity was $47.4 million at March 31, 2008, compared to $46.5 million at September 30, 2007 and $46.2 million at March 31, 2007.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.14 per share on the Company’s common stock. The dividend is payable May 30, 2008 to stockholders of record May 15, 2008. This represents the 79th uninterrupted quarterly cash dividend paid to stockholders.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com .

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statement for the Three and Six Months Ended

March 31, 2008 and 2007 - Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Interest income:
Loans	$7,156	$7,179	$14,484	$14,200
Mortgage-backed securities	977	1,046	1,917	2,136
Investment securities	1,832	1,935	3,755	3,989
SWAP’s	15	—	15	—
Deposits with other institutions	7	9	12	17
Total interest income	9,987	10,169	20,183	20,342

Interest expense:
Deposits	3,040	3,249	6,419	6,449
Borrowed funds	2,707	3,093	5,586	6,382
SWAP’s	4	—	4	—
Subordinated debt	117	226	254	460
Total interest expense	5,868	6,568	12,263	13,291
Net interest income before provision
for loan losses	4,119	3,601	7,920	7,051
Provision for loan losses	210	150	390	325
Net interest income after provision
for loan losses	3,909	3,451	7,530	6,726

Other income:
Loan service charges and fees	114	72	228	153
Gain on sale of investment
and mortgage-backed securities	7	22	7	94
Impairment charge on securities	—	—	(322)	—
Gain on sale of loans	44	15	57	31
Deposit service charges and fees	326	284	724	606
Other operating income	406	442	782	817
Total other income	897	835	1,476	1,701

Operating expenses:
Compensation and benefits	2,098	1,970	4,043	4,001
Office occupancy and equipment	289	299	522	578
Depreciation and amortization	145	152	292	315
Federal insurance premiums	12	13	25	26
Loss on foreclosed real estate	—	11	5	55
Foreclosed real estate expense	3	11	23	14
Intangible amortization	7	9	15	18
Other operating expenses	730	622	1,446	1,185
Total operating expenses	3,284	3,087	6,371	6,192

Income before income tax provision
and extraordinary gain	1,522	1,199	2,635	2,235
Income tax provision	354	240	607	444
Income from continuing operations	$1,168	$959	$2,028	$1,791
Income from extraordinary gain, net of taxes	$—	$89	$—	$89
Net income	$1,168	$1,048	$2,028	$1,880

Basic earnings per share
Income from continuing operations	$0.39	$0.32	$0.67	$0.60
Income from extraordinary gain, net of taxes	$—	$0.03	$—	$0.03
Net income	$0.39	$0.35	$0.67	$0.63
Diluted earnings per share
Income from continuing operations	$0.38	$0.31	$0.67	$0.59
Income from extraordinary gain, net of taxes	$—	$0.03	$—	$0.03
Net income	$0.38	$0.34	$0.67	$0.62

Balance Sheets - Unaudited
(In thousands, except share data)
	March 31, 2008	September 30, 2007	March 31, 2007
Assets:
Cash and due from banks	$8,553	$10,848	$7,834
Interest-earning demand deposits	530	228	655
Securities available-for-sale	167,815	152,223	154,013
Securities held-to-maturity	73,175	74,553	80,798
Loans receivable, net	457,250	458,929	454,461
Loans held-for-sale	891	169	278
Foreclosed real estate, net	309	52	133
Federal Home Loan Bank stock, at cost	7,830	7,102	7,734
Accrued interest receivable	3,708	3,639	3,583
Office premises and equipment	5,746	5,825	6,076
Other assets	13,222	13,009	12,619
Total assets	$739,029	$726,577	$728,184
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$422,629	$433,555	$423,703
Short-term borrowings	19,450	23,618	30,666
Subordinated debt	7,732	7,732	10,310
Securities sold under agreement to repurchase	106,165	105,537	95,989
Advance payments by borrowers for taxes
and insurance	3,096	1,451	3,154
Long-term debt	128,926	104,050	114,174
Other liabilities	3,641	4,164	4,004
Total liabilities	691,639	680,107	682,000
Stockholders’ equity:
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,641,327,
3,606,722, and 3,599,405 shares issued	36	36	36
Treasury stock, 619,129, 619,129, and 609,029 shares	(10,382)	(10,382)	(10,205)
Additional paid-in capital	45,795	45,338	45,182
Retained earnings	14,302	13,115	12,121
Accumulated other comprehensive income,
net of tax	(2,361)	(1,637)	(950)
Total stockholders’ equity	47,390	46,470	46,184
Total liabilities and stockholders’ equity	$739,029	$726,577	$728,184

Other Data:
	At or For the Three Month Period Ended
		March 31,

	2008		2007

Annualized return on average assets	0.64%		0.57%
Annualized return on average equity	9.81%		9.19%
Equity to assets	6.41%		6.34%
Interest rate spread (tax equivalent)	2.30%		1.98%
Net interest margin (tax equivalent)	2.44%		2.15%
Non-interest expense to average assets	1.80%		1.68%
Loan loss allowance to gross loans	0.70%		0.62%
Non-performing loans and real estate
owned to total assets at end-of-period	1.67%		0.38%

	At or For the Six Month Period Ended
		March 31,

	2008		2007

Annualized return on average assets	0.56%		0.51%
Annualized return on average equity	8.57%		8.33%
Equity to assets	6.41%		6.34%
Interest rate spread (tax equivalent)	2.23%		1.98%
Net interest margin (tax equivalent)	2.35%		2.11%
Non-interest expense to average assets	1.74%		1.69%
Loan loss allowance to gross loans	0.70%		0.62%
Non-performing loans and real estate
owned to total assets at end-of-period	1.67%		0.38%